U/2D 8/28/85

CERTIFICATE OF INCORPORATION

OF

HARVEST CAPITAL CORPORATION

1. The name of the Corporation is HARVEST CAPITAL CORPORATION.

2. The address of the Corporation's registered office in the State of Delaware is 306 South State Street, in the City of Dover, County of Kent. The name of its registered agent at such address is United States Corporation Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware.

4. The total authorized capital stock of the Corporation shall consist of twenty million (20,000,000) shares of Common Stock, par value $.0001 per share.

5. The name and mailing address of the incorporator is as follows:

Name	Mailing Address
Kenneth A. Elan	c/o Silverman & DiGiovanna 2 Park Avenue New York, New York 10016

6. The Corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the By-Laws of the Corporation.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to establish any such reserve in the manner in which it was created.

By a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the By-Laws of the Corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the By-Laws may provide that in the absence or disqualification of any member or members thereof the members or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member

of the board of directors to act at the meeting in the place of any such absent or disqualified member.

When authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called upon such notice as is required by statute, or when authorized by the written consent of the holders of a majority of the voting stock isued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchise upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Corporation.

8. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporaton and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 or Title 8 of the Delaware Code or on the

application of trustees in dissolution or any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corportion, as the case may be, agree to any compromise or arrangment and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

9. Meeting of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the By-Laws of the Corporation. Elections of directors need not be

by written ballot, unless the By-Laws of the Corporation shall so provide.

10. The Corporation reserves the right to amend, alter, change or repeal any provison contained in the Certificate of Incorporation, in the manner now, or hereafter prescribed by statue, and all rights conferred upon stockholders herein are granted subject to this reservation.

Signed on August 26, 1985

Kenneth A. Elan
Incorporator